Exhibit 10.3

COLLATERAL ADVISORY AGREEMENT

This Collateral Advisory Agreement, dated as of August 3, 2006 (as the same may be amended from time to time, this “Agreement”), is entered into by and between Kleros Real Estate CDO II, Ltd., an exempted limited liability company incorporated under the laws of the Cayman Islands, with its registered office located at c/o Walkers SPV Limited, P.O. Box 908GT, Walker House, Mary Street, George Town, Grand Cayman, Cayman Islands, as issuer (together with its successors and assigns permitted hereunder, the “Issuer”), and Strategos Capital Management, LLC, a limited liability company organized under the laws of Delaware (“Strategos”), with offices located at 2929 Arch Street, 17th Floor, Philadelphia, Pennsylvania 19104, as collateral advisor (together with its successors and assigns, the “Collateral Advisor”).

WITNESSETH:

WHEREAS, the Issuer desires to engage the Collateral Advisor to provide the services described herein and the Collateral Advisor desires to provide such services;

WHEREAS, the Issuer intends to issue the Class A-1A Notes, the Class A-1B Notes, the Class A-2 Notes, the Class B Notes and the Class C Notes (collectively, the “Secured Notes”), pursuant to an indenture dated as of the Closing Date (the “Indenture”), among the Issuer, Kleros Real Estate CDO II, LLC, as co-issuer (the “Co-Issuer”), and LaSalle Bank National Association (“LaSalle”), as trustee (together with any successor trustee permitted under the Indenture, the “Trustee”);

WHEREAS, the Issuer will also issue (i) the Class D Notes and the Class E Notes (the “Subordinate Notes” and, together with the Secured Notes, the “Notes”) pursuant to a Deed of Covenant, which Subordinate Notes will be administered in accordance with a Fiscal Agency Agreement dated as of the Closing Date (the “Fiscal Agency Agreement”) between the Issuer and LaSalle as fiscal agent (the “Fiscal Agent”) and (ii) Preference Shares (the “Preference Shares” and, together with the Notes, the “Securities”) under its Amended and Restated Memorandum and Articles of Association and will enter into a Preference Share Paying Agency Agreement dated as of the Closing Date (the “Preference Share Paying Agency Agreement”) with LaSalle, as preference share paying agent (together with any successor preference share paying agent permitted under the Preference Share Paying Agency Agreement, the “Preference Share Paying Agent”) and preference share transfer agent, and Walkers SPV Limited, as preference share registrar (together with any successor preference share registrar permitted under the Preference Share Paying Agency Agreement, the “Preference Share Registrar”);

WHEREAS, the Issuer intends to pledge the Collateral to the Trustee as security for the Secured Parties;

WHEREAS, the Indenture authorizes the Issuer to enter into this Agreement, pursuant to which the Collateral Advisor agrees to perform, on behalf of the Issuer, certain duties with respect to the Collateral securing the Secured Notes in the manner and on the terms set forth herein and in the Indenture and to perform such additional duties as are consistent with the terms of this Agreement and the Indenture as the Issuer may from time to time reasonably request; and

WHEREAS, the Collateral Advisor has the capacity to provide the services required hereby and is prepared to perform such services upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto hereby agree as follows:

1. Definitions.

Terms used and not defined herein shall have the meanings set forth in the Indenture.

“Advisers Act” means the United States Investment Advisers Act of 1940, as amended.

“Collateral Advisor Securities” means any Securities held by the Collateral Advisor or its Affiliates or any Securities over which the Collateral Advisor or any of its Affiliates has discretionary voting authority.

“Governing Instruments” means the memorandum, articles or certificate of incorporation or association and by-laws, if applicable, in the case of a corporation, the limited liability company operating agreement and the certificate of formation, in the case of a limited liability company, the partnership agreement, in the case of a partnership, or any other constituent documents governing the activities of the related entity.

“Operative Documents” means this Agreement, the Indenture, the Fiscal Agency Agreement, the Preference Share Paying Agency Agreement, the Collateral Administration Agreement and the Securities.

2. General Duties of the Collateral Advisor.

The Collateral Advisor is hereby appointed as the Issuer’s agent to provide the Issuer with the services specified herein. Accordingly, the Collateral Advisor accepts such appointment and shall provide the Issuer with the following services:

(a) Subject to and in accordance with the terms of the Indenture and this Agreement (including without limiting the generality of the foregoing, the investment guidelines attached as Exhibit A hereto (the “Investment Guidelines”)), the Collateral Advisor agrees to supervise and direct the investment of Uninvested Proceeds in Collateral Debt Securities, to supervise and direct the reinvestment by the Issuer of CDS Sale Proceeds and Collateral Principal Payments in Substitute Collateral Debt Securities during the Reinvestment Period, to supervise and direct the investment and disposition of Collateral Debt Securities and Equity Securities in accordance with Article XII of the Indenture, to supervise and direct the investment of funds on deposit in the Accounts in Eligible Investments and to perform (i) on behalf of the Issuer (or direct the performance of) those duties and functions assigned to the Collateral Advisor in the Indenture and (ii) those duties and functions assigned to the Collateral Advisor in the Operative Documents, including, without limitation, the furnishing of Issuer Orders, Issuer Requests and officer’s certificates relating thereto, and providing such certifications as are required of the Collateral Advisor under the Operative Documents with respect to permitted purchases and sales of Collateral Debt Securities and Equity Securities. The Collateral Advisor shall have the power to execute and deliver all necessary and appropriate documents and instruments on behalf of the Issuer with respect thereto (including the execution of assignments and other related documents on behalf of the Issuer reasonably necessary or advisable in connection with the acquisition or disposition of any Collateral Debt Security or other Collateral by the Issuer). The Collateral Advisor shall perform its duties hereunder in accordance with the terms and conditions of the Operative Documents applicable to it. The Collateral Manager, in performing its duties under the Operative Documents shall act in good faith and exercise reasonable care, using a degree of skill and attention no less than that which the Collateral Manager exercises with respect to comparable assets that it manages for itself and, without limiting the foregoing, in a commercially reasonable manner consistent with accepted practices and procedures applied by reasonable and prudent institutional managers of national standing in connection with the management of assets of the nature and the character of the Collateral Debt Securities and Eligible Investments. To the

extent not inconsistent with the foregoing, the Collateral Advisor shall follow its customary standards, policies and procedures in performing its duties under the Operative Documents and hereunder. The Collateral Advisor shall be bound to follow any amendment or supplement to the Indenture of which it has received written notice (with a copy of such amendment or supplement) from the Issuer or the Trustee at least ten Business Days prior to the execution and delivery of such amendment or supplement; provided, however, that notwithstanding anything to the contrary, the Collateral Advisor shall not be bound by any amendment or supplement to the Indenture that alters the rights or obligations of the Collateral Advisor (in its capacity as such) in any respect, unless the Collateral Advisor shall have given its prior written consent or has not responded within 30 days after the Issuer or the Trustee gives it written notice of such proposed amendment, waiver or supplement of the Indenture.

(b) The Collateral Advisor shall (i) select all Collateral Debt Securities and Eligible Investments which shall be acquired by the Issuer and pledged to the Trustee pursuant to the Indenture, (ii) facilitate the acquisition and settlement of Collateral Debt Securities by the Issuer and (iii) make any determination required or permitted by the Indenture regarding whether accrued interest is allocable to Sale Proceeds, Interest Proceeds or Principal Proceeds. In performing its duties hereunder, the Collateral Advisor shall endeavor, subject to (i) the standard of care described in Section 2(a), (ii) the requirements of the Indenture and (iii) the limitations under the Advisers Act, to manage the pool of collateral in a manner that will permit a timely performance of all payment obligations of the Issuer under the Indenture in accordance with the priorities set forth therein. Notwithstanding any of the foregoing, or any provision to the contrary herein or in the Indenture, the Collateral Advisor shall not be liable if such objectives are not achieved so long as the Collateral Advisor performs its duties under this Agreement in the manner provided for herein and in the Indenture, and under no circumstances will the Collateral Advisor be deemed an obligor or guarantor or otherwise be deemed to be responsible for payment of principal, interest or other amounts due on the Collateral or the Securities, and under no circumstances shall there be any recourse by any holder of a Security to the Collateral Advisor, its Affiliates and any of their respective directors, officers, partners, members, principals, managers, agents, equity holders or employees for any payment obligations on the Securities. The Collateral Advisor does not guarantee that sufficient funds will be available on each Distribution Date to satisfy any such payment obligations.

(c) The Collateral Advisor shall monitor the Collateral Debt Securities and Eligible Investments on behalf of the Issuer and, on an ongoing basis, shall provide to the Issuer or to the Collateral Administrator or the Trustee, on behalf of the Issuer, as applicable, all information and data which is generated by or timely received by the Collateral Advisor and which either (i) is required under the Indenture to be delivered to the Issuer, the Trustee or the Collateral Administrator or (ii) is requested by the Issuer, the Trustee or the Collateral Administrator in order to prepare reports, certificates or documents which it is required to prepare and deliver under the Indenture. The Collateral Advisor shall prepare, on behalf of the Issuer, the reports, certificates and schedules listed on Exhibit B that the Issuer is required to prepare, in such forms and containing such information required thereby, in sufficient time for such required reports, schedules and data to be reviewed, executed and delivered by the Issuer to the parties entitled thereto. The obligation of the Collateral Advisor to furnish the Issuer with such reports, certificates and schedules in accordance with the Indenture is subject to the Collateral Advisor’s timely receipt of accurate and appropriate information from the appropriate Person (other than the Collateral Advisor) in possession of or responsible for preparation of such information (including, without limitation, the Rating Agencies, the Trustee and the Collateral Administrator). To the extent that such reports and information are not timely received by the Collateral Advisor, the Collateral Advisor shall promptly request such reports and information and shall use commercially reasonable efforts to obtain such information from such Persons. In addition, the Collateral Advisor shall reasonably cooperate with the Collateral Administrator (to the extent reasonably requested by the Collateral Administrator) in connection with the performance by the Collateral Administrator of its obligations under the Collateral

Administration Agreement. The Collateral Advisor may hire accountants on behalf of the Issuer to aid in the preparation of the reports, data and information described in this Section 2(c).

(d) The Collateral Advisor may, subject to and in accordance with the Indenture and this Agreement, take on behalf of the Issuer or direct the Trustee to take the following actions with respect to a Collateral Debt Security, an Equity Security or an Eligible Investment:

(i) identify Collateral Debt Securities and Eligible Investments to be purchased by the Issuer and select the dates for such purchases, and purchase or direct the purchase of such Collateral Debt Securities and Eligible Investments on behalf of the Issuer; or

(ii) retain such Collateral Debt Security, Eligible Investment or Equity Security;

(iii) sell or otherwise dispose of any such Collateral Debt Security, Equity Security or Eligible Investment as permitted under the Indenture;

(iv) if applicable, tender such Collateral Debt Security, Equity Security or Eligible Investment pursuant to an Offer;

(v) subject to the Indenture, consent to any proposed amendment, restatement, modification or waiver pursuant to the Underlying Instruments for a Collateral Debt Security;

(vi) retain or dispose of any securities or other property (if other than cash) received pursuant to an Offer;

(vii) waive any default with respect to a Collateral Debt Security;

(viii) vote to accelerate (or rescind the acceleration of) the maturity of a Defaulted Security;

(ix) advise and assist the Issuer, with respect to the valuation of the Collateral Debt Securities in accordance with the Operative Documents;

(x) determine the value and Fair Market Value of the Collateral Debt Securities in accordance with the Operative Documents;

(xi) retain legal counsel and other professionals (such as financial advisers) to assist in the negotiation, documentation and restructuring of Collateral Debt Securities; and

(xii) exercise any other rights or remedies with respect to such Collateral Debt Security, Equity Security or Eligible Investment as provided in the related Underlying Instruments or take any other action consistent with the terms of the Indenture which the Collateral Advisor reasonably believes to be in the best interests of the Noteholders and the Preference Shareholders.

(e) Subject to the satisfaction of the requirements of this Agreement and the Indenture, upon the disposition of any Collateral Debt Security, Equity Security or Eligible Investment (or any security or property received in exchange therefor), the Collateral Advisor shall direct the Trustee to apply the proceeds of such disposition in accordance with the Indenture to the purchase of substitute

Collateral Debt Securities or Eligible Investments, as applicable, or as otherwise required or permitted by the Indenture.

(f) The Collateral Advisor shall determine whether any item of Collateral is a Collateral Debt Security, Credit Risk Security, Credit Improved Security, Deferred Interest PIK Bond, Written Down Security or Defaulted Security.

(g) In providing services hereunder, the Collateral Advisor may, without the prior consent of any Person, employ third parties (including, without limitation, the Collateral Advisor’s Affiliates) and agents to render advice (including investment advice) and assistance at the Collateral Advisor’s expense; provided that the Collateral Advisor shall not be relieved of any of its duties hereunder regardless of the performance of any services by third parties except as expressly provided herein (including Section 15 hereof). The Collateral Advisor shall not be liable for the acts or omissions of any such third party unless such acts or omissions are caused by bad faith, reckless disregard or willful misconduct of such third party in its performance of duties of the Collateral Advisor under this Agreement.

(h) In performing its duties hereunder and in connection with any transactions involving the Collateral Debt Securities, the Collateral Advisor shall carry out any written directions of the Issuer and reasonably cooperate with the Issuer for the purpose of the Issuer’s compliance with the Indenture, so long as such direction or other action is not inconsistent with the Collateral Advisor’s duties hereunder.

(i) The Collateral Advisor shall reasonably assist and cooperate with the Trustee in effecting and continuing the perfection of the security interest granted in the Granting Clauses of the Indenture by the Issuer to the Trustee in any or all Collateral Debt Securities and Eligible Investments.

(j) The Collateral Advisor shall consult, upon reasonable notice at reasonable times, with the Rating Agencies and other Persons at the direction of the Issuer.

(k) The Collateral Advisor shall promptly notify the Trustee, the Fiscal Agent and the Preference Share Paying Agent in writing of any Default or Event of Default to the extent the Collateral Advisor has actual knowledge of the occurrence thereof.

(l) The Collateral Advisor shall perform any calculations specifically delegated to the Collateral Advisor under the Indenture.

(m) The Collateral Advisor, on behalf of the Issuer, shall deliver any document required to be delivered to the Repository in accordance with the requirements of Sections 8.6, 10.6, 14.3 and 15.5 of the Indenture.

(n) The Collateral Advisor shall comply with the Investment Guidelines; provided that, subject to Section 10, the Collateral Advisor shall have no liability under this Agreement in connection with any unintentional or inadvertent breach of the Investment Guidelines to the extent the Issuer is not treated as engaged in a U.S. trade or business for U.S. Federal income tax purposes.

(o) The Collateral Advisor shall retain on behalf of the Issuer a firm of Independent certified public accountants of recognized national reputation (the “Accountants”) to prepare on behalf of (and at the expense of) the Issuer any income tax or information returns that the Issuer may from time to time be required to file under applicable law (each a “Tax Return”), to deliver, at least 30 days before any applicable time limit, each Tax Return, properly completed, to the Administrator for signature by an

Authorized Officer of the Issuer, to file or deliver such Tax Return on behalf of the Issuer within any applicable time limit with any authority or Person as required under applicable law, to prepare and deliver an Internal Revenue Service Form 5471, as needed (or any successor or supplement thereto) and any other information required under Sections 6038, 6038B or 6046 of the Internal Revenue Code of 1986, as amended (the “Code”) (or successor provisions), on an annual basis in a timely manner to the Preference Share Paying Agent for delivery to each Preference Shareholder (and, upon request, to the holders of the Subordinate Notes), to prepare and file any elections, as needed, to preserve the status of the Issuer as a corporation for United States Federal tax purposes due to a change in United States Federal tax laws and to provide to any Preference Shareholder (and, upon request, to the holders of the Subordinate Notes), upon written request therefor, (A) all information that a U.S. shareholder making a “qualified electing fund” (“QEF”) election with respect to the Issuer (as defined in the Code) is required to obtain for United States Federal income tax purposes and (B) a “PFIC Annual Information Statement” as described in Treasury Regulation § 1.1295-1(g) (or any successor Treasury Regulation or Internal Revenue Service release or notice), including all representations and statements required by such statement, and to take any other steps necessary to facilitate a QEF election with respect to the Issuer by such Preference Shareholder.

(p) The Collateral Advisor shall (on behalf of the Issuer) (i) enter into any Hedge Agreement to be in effect on the Closing Date, (ii) monitor all Hedge Agreements and determine whether and when the Issuer should exercise any rights available under any Hedge Agreement, (iii) enter into an additional or replacement Hedge Agreement or terminate (in part or in whole and subject to the satisfaction of the Rating Condition with respect to Standard & Poor’s if required by the Indenture and the applicable Hedge Agreement) an existing Hedge Agreement and (iv) on the Stated Maturity, the Accelerated Maturity Date or upon any Optional Redemption, any Tax Redemption, any Auction Call Redemption or a redemption of the Preference Shares, shall arrange for the termination of any remaining Hedge Agreements.

(q) If the Collateral Advisor (on behalf of the Issuer) determines in accordance with the Underlying Instruments relating thereto and other customary sources that a Hybrid Security is passing through interest primarily based on a floating rate (and the Collateral Advisor may determine this based on the weighted average roll date), the Collateral Advisor (on behalf of the Issuer) shall provide notice to the Trustee that such Hybrid Security shall no longer be a Fixed Rate Security and such Hybrid Security shall be a Floating Rate Security and the Collateral Advisor shall notify the Trustee from time to time of the Current Spread applicable to such security.

(r) Reserved.

(s) The Collateral Advisor shall take all commercially reasonable action on behalf of the Issuer to effect the liquidation of the Collateral following an Event of Default pursuant to the Indenture or to effect any Optional Redemption, any Tax Redemption, any Auction Call Redemption or a redemption of the Preference Shares in accordance with the Indenture and/or the Preference Share Paying Agency Agreement, including liquidation of the Collateral in accordance with the Indenture.

(t) The Collateral Advisor shall comply with such other duties and responsibilities as may be required of the Collateral Advisor by the Indenture.

Notwithstanding the foregoing, the Issuer will not be permitted to purchase or otherwise acquire, and the Collateral Advisor shall not cause the Issuer to purchase or otherwise acquire, (A) any Collateral Debt Security after the last day of the Reinvestment Period, except to complete any purchase which the Issuer committed to make during the Reinvestment Period or (B) any Equity Security except for any Equity Security acquired as expressly permitted by the Indenture.

Nothing in this Agreement shall be construed to require the Collateral Manager to disclose non-public information in violation of applicable United States federal or state securities laws.

In furtherance of the foregoing, the Issuer hereby appoints the Collateral Advisor the Issuer’s true and lawful agent and attorney-in-fact, with full power of substitution and full authority in the Issuer’s name, place and stead and without any necessary further approval of the Issuer, in connection with the performance of the Collateral Advisor’s duties provided for in this Agreement, including the following powers (subject in all cases to the limitations set forth in the Indenture): (a) to sign, execute, certify, swear to, acknowledge, deliver, file, receive and record any and all documents which the Collateral Advisor reasonably deems necessary or appropriate in connection with its investment management duties under this Agreement and (b) to (i) vote in its discretion any securities, instruments or obligations included as Collateral, (ii) execute proxies, waivers, consents and other instruments with respect to such securities, instruments or obligations, (iii) endorse, transfer or deliver such securities, instruments and obligations, (iv) participate in or consent (or decline to consent) to any modification, work-out, restructuring, bankruptcy proceeding, class action, plan of reorganization, merger, combination, consolidation, liquidation or similar plan or transaction with regard to such securities, instruments and obligations and (v) take any other action specified in this Agreement. The foregoing power of attorney is a continuing power, coupled with an interest, and shall remain in full force and effect until revoked by the Issuer in writing by virtue of the termination or an assignment of this Agreement; provided that any such revocation shall not affect any transaction initiated prior to such revocation. Nevertheless, if so requested by the Collateral Advisor or a purchaser of a Collateral Debt Security, Equity Security or Eligible Investment, the Issuer shall ratify and confirm any such sale or other disposition by executing and delivering to the Collateral Advisor or such purchaser all proper bills of sale, assignments, releases and other instruments as may be designated in any such request.

3. Brokerage.

(a) Subject to and in accordance with Section 7 below and the Investment Guidelines, the Collateral Advisor shall use commercially reasonable efforts to obtain the best executions for all orders placed with respect to the Collateral Debt Securities, considering all reasonable circumstances, it being understood that the Collateral Advisor has no obligation to obtain the lowest or best prices available. Subject to the first sentence of this Section 3(a), the Collateral Advisor may take into consideration all factors the Collateral Advisor reasonably determines to be relevant, including, without limitation, timing, general relevant trends and research and other brokerage services and support equipment and services related thereto furnished to the Collateral Advisor or its Affiliates by brokers and dealers. Such services may be used in connection with the other advisory activities or investment operations of the Collateral Advisor and/or such Affiliates. In addition, subject to the objective of obtaining best execution, the Collateral Advisor may take into account available prices, rates of brokerage commissions and size and difficulty of the order, the nature of the market for such security, the time constraints of the transaction, in addition to other relevant factors (such as, without limitation, execution capabilities, reliability (based on total trading rather than individual trading), integrity, financial condition in general, execution and operational capabilities of competing brokers and/or dealers, and the value of the ongoing relationship with such brokers and/or dealers), without having to demonstrate that such factors are of a direct benefit to the Issuer in any specific transaction. The Issuer acknowledges that the determination by the Collateral Advisor of any benefit to the Issuer is subjective and represents the Collateral Advisor’s evaluation at the time that the Issuer will be benefited by relatively better purchase or sales prices, lower brokerage commissions and beneficial timing of transactions or a combination of these and other factors.

(b) The Collateral Advisor may aggregate sales and purchase orders of securities placed with respect to the Collateral with similar orders being made simultaneously for other accounts managed by the Collateral Advisor or with accounts of an Affiliate of the Collateral Advisor, if in the Collateral Advisor’s reasonable business judgment such aggregation would result in an overall economic benefit to the Issuer, taking into consideration, among other things, the availability of purchasers or sellers, the selling or purchase price, brokerage commission and other expenses. In the event that a sale or purchase of a Collateral Debt Security occurs as part of any aggregate sales or purchase orders, the objective of the Collateral Advisor (and any of its Affiliates involved in such transactions) shall be to allocate the executions among the relevant accounts in a manner reasonably believed by the Collateral Advisor to be equitable over time for all accounts involved, taking into consideration, among other relevant factors, the differing investment objectives of the Issuer and the Collateral Advisor’s (or such Affiliates’) other accounts, the amount of capital available, eligibility criteria set forth in the Indenture and in any governing documents relating to the Collateral Advisor’s (or such Affiliates’) other accounts, the maturity of the account and the exposure to similar or offsetting positions. Although the Collateral Advisor, whenever possible, will average the prices paid or received by all such accounts (including the Issuer) whenever particular positions are acquired or disposed of at the same time, the Issuer acknowledges that circumstances may arise in which such an allocation could have adverse effects upon the Issuer or the other clients of the Collateral Advisor or such Affiliates with respect to the price or size of positions obtainable or saleable.

(c) All purchases and sales of Collateral Debt Securities and Eligible Investments, and all sales of Equity Securities, by the Collateral Advisor on behalf of the Issuer shall be conducted in compliance with all applicable federal securities laws (including, without limitation, the Advisers Act and Section 28(e) of the United States Securities Exchange Act of 1934, as amended) and the terms of the Indenture. The Collateral Advisor shall cause any purchase or sale of any Collateral Debt Security, Equity Security or Eligible Investment from or to Strategos, any Affiliate thereof or any client of Strategos or any Affiliate thereof to be conducted on an arm’s-length basis and in accordance with Section 5 hereof.

4. Additional Activities of the Collateral Advisor.

Nothing herein shall prevent the Collateral Advisor or any of its Affiliates, members, principals, partners, directors, officers, employees or agents from engaging in other businesses, or from rendering services of any kind to the Issuer, the Trustee, the Fiscal Agent, the Preference Share Paying Agent, the Noteholders, the Preference Shareholders, or any other Person. Without limiting the generality of the foregoing, the Collateral Advisor, its Affiliates and the members, principals, partners, directors, officers, employees and agents of the Collateral Advisor and its Affiliates may:

(a) serve as directors (whether supervisory or managing), officers, employees, agents, nominees or signatories for the Issuer, or any obligor or issuer of any Collateral Debt Security or Equity Security or other obligation included in the Collateral, to the extent permitted by their Governing Instruments, as from time to time amended, or by any resolutions duly adopted by the Issuer or any obligor of any obligations included in the Collateral pursuant to their respective Governing Instruments; provided that in the reasonable business judgment of the Collateral Advisor (exercised in good faith), such activity will not have a material adverse effect on the enforceability of the Collateral;

(b) receive fees for services of any nature rendered to the obligor or issuer of any Collateral Debt Security, Equity Security or Eligible Investment included in the Collateral or any direct or indirect Noteholder or Preference Shareholder; provided that in the reasonable business judgment of the Collateral Advisor (exercised in good faith), such activity will not have a material adverse effect on the enforceability of the Collateral;

(c) be retained to provide services unrelated to this Agreement to the Issuer or its Affiliates, and be paid therefor, in each case on an arm’s length basis;

(d) be a secured or unsecured creditor of, or hold an equity interest in, the Issuer, the issuer or obligor (or any Affiliate of an issuer or obligor) of any Collateral Debt Security, Equity Security or Eligible Investment included in the Collateral;

(e) make a market in any Collateral Debt Security or Equity Security or Eligible Investment included in the Collateral or in the Securities (or any Class thereof or the Preference Shares); provided that with respect to such market, the Collateral Advisor is not acting as agent for the Issuer;

(f) serve as a member of any “creditors’ board” or “creditors’ committee” with respect to any obligation included in the Collateral which has become, or, in the Collateral Advisor’s reasonable opinion, may become, a Defaulted Security; and

(g) subject to compliance with applicable law (including, without limitation, the Advisers Act) and the provisions of the Indenture and this Agreement (including without limitation, Section 5 hereof), purchase any security from, or sell any security to, the Issuer while acting in the capacity of principal or agent.

The Issuer acknowledges and agrees that the services of the Collateral Advisor to the Issuer are not to be deemed exclusive and the Collateral Advisor and any of its Affiliates may engage in any other business and furnish investment management and advisory services to others, including Persons which may have investment policies similar to or different from those followed by the Collateral Advisor with respect to the Collateral Debt Securities or the Eligible Investments and which may own securities or loans of the same or different class, or which are the same or different type, as the Collateral Debt Securities or the Eligible Investments or other debt or equity interests of the obligors of the Collateral Debt Securities or Eligible Investments. The Issuer acknowledges and agrees that the Collateral Advisor and its Affiliates will be free, in their sole discretion, to make recommendations to others and to effect transactions on behalf of themselves or for others, which may be the same as or different from those made or effected with respect to the Collateral.

Nothing contained in this Agreement or the Indenture shall prevent the Collateral Advisor or any of its Affiliates, acting either as principal or agent on behalf of others, from buying or selling, or from recommending to or directing any other account to buy or sell, at any time, securities or loans of the same kind or class, or securities or loans of a different kind or class of the same issuer or obligor, as those directed by the Collateral Advisor to be purchased or sold hereunder. It is understood and agreed that, to the extent permitted by applicable law, the Collateral Advisor, its Affiliates, and any member, principal, partner, manager, officer, director, stockholder, agent or employee of the Collateral Advisor or any such Affiliate or any member of their families or a Person advised by the Collateral Advisor may have an interest in a particular transaction or in securities or loans of the same kind or class, or securities or loans of a different kind or class issued by the same obligor, as those whose purchase or sale the Collateral Advisor may direct hereunder.

The Issuer acknowledges and agrees that the Collateral Advisor shall not be obligated to pursue any particular investment opportunity that may arise with respect to the Collateral.

5. Conflicts of Interest.

The Collateral Advisor shall not direct the Trustee (i) to purchase any security to be included in the Collateral from the Collateral Advisor or any of its Affiliates or from any account or portfolio for which the Collateral Advisor or any such Affiliate acts as investment advisor or (ii) to sell any security to be included in the Collateral to any such party, account or portfolio unless, in each case, in addition to the other conditions and restrictions set forth herein and in the Indenture, such transaction is effected (a) on an “arm’s-length” basis on terms at least as favorable to the Noteholders as transactions with third parties or (b) pursuant to the Warehouse Agreement.

The Collateral Advisor shall have the right (but not the obligation) to (i) effect client cross-transactions where the Collateral Advisor causes a transaction to be effected between the Issuer and another account advised by it or any of its Affiliates and (ii) with the prior consent of the Issuer (which may be revoked at any time) (a) enter into agency cross-transactions where it or any of its Affiliates acts as broker for the Issuer and for the other party to the transaction, to the extent permitted by applicable law and (b) in accordance with Section 11(a) of the Exchange Act and regulation 11a2-2(T) thereunder (or any similar rule that may be adopted in the future), affect transactions for the Issuer on a national securities exchange of which any of its Affiliates is a member and retain commissions in connection therewith.

The Issuer understands that various potential and actual conflicts of interest may arise from the advisory, investment and other activities of the Collateral Advisor, its Affiliates and their respective clients and employees, including its affiliated broker-dealer, Cohen Bros. & Company, LLC, for their own accounts and/or for their respective clients. In particular the Issuer consents to the following:

(i) The Collateral Advisor and its Affiliates shall have the right (a) to serve as general partner and/or manager of, or acquire and/or hold equity securities issued by, special purpose entities other than the Issuer that are organized to issue collateralized debt obligations, (b) to invest for their own accounts or the accounts of others, including such other special purpose entities, in securities that would be appropriate investments for the Issuer, and which may be the same as or different from those made on behalf of the Issuer, (c) to simultaneously seek to purchase investments for the Issuer and/or similar entities, including such other special purpose entities, which could result in securities laws restrictions on transactions by the Issuer in such securities and create other conflicts of interest for the Collateral Advisor, (d) to make investments on behalf of the Issuer in securities or other assets that they have declined to invest in for their own account or the accounts of others and (e) to recommend activities in connection with providing services to other clients that would compete with or otherwise adversely affect the Issuer. In making such investments, none of the Collateral Advisor or its Affiliates shall have any duty (x) to act in a way that is favorable to the Issuer, the Noteholders or the Preference Shareholders, (y) to offer any investment to the Issuer or to inform the Issuer of any investment opportunity before offering such investment to or making any investment on behalf of other funds or accounts managed by the Collateral Advisor or such Affiliates or (z) to offer any investment to, or make any investment on behalf of the Issuer, with respect to investments made on their own behalf.

(ii) The Collateral Advisor and its Affiliates shall have the right to have economic interests in, render services to, engage in transactions with or have other relationships with issuers of Collateral Debt Securities, including without limitation, the right to (a) on their own behalf or on behalf of any client account, make and/or hold equity or other investments in securities of the issuer of any Collateral Debt Security that are senior to, pari passu with or junior in ranking to such Collateral Debt Security, enter into credit default swaps relating to such issuers or such Collateral Debt Obligations, act as lenders to such issuers, and have other ongoing relationships with such issuers, (b) have their partners, securityholders, officers, directors, agents or employees serve on boards of directors or have ongoing relationships with such issuers and (c) in connection with such investments and relationships, subject to the provisions of Article XII of the Indenture, make recommendations and decisions that may be the same as or different from those made with respect to the Collateral Debt Securities which, as a result of such investments or relationships, may be subject to restrictions on transaction under the securities laws or conflicts of interest.

(iii) The Collateral Advisor and its Affiliates shall have no obligation to inform the individuals at the Collateral Advisor responsible for monitoring the Collateral Debt Securities and performing the other obligations of the Collateral Advisor hereunder of any information with respect to its investments or activities (and such individuals at the Collateral Advisor shall have no obligation to obtain such information).

(iv) In connection with any agency cross-transactions entered into in accordance with this Section 5 hereof, if an Affiliate of the Collateral Advisor acts as a broker, such person shall have the right to receive commissions from one or both parties in the transaction and shall be entitled to seek to obtain favorable commissions that might be adverse to the interests of the Issuer.

On the Closing Date, the Collateral Advisor or one or more Affiliates of the Collateral Advisor shall purchase 100% of the ordinary shares of the Issuer, 100% of the limited liability interests in the Co-Issuer, 100% of the Notional Amount of the Preference Shares and 100% of the principal balance of the Subordinate Notes. The Collateral Advisor, its Affiliates and client accounts for which the Collateral Advisor or its Affiliates act as investment advisor shall be entitled to also own Notes or other Preference Shares. The Collateral Advisor, such Affiliates and client accounts may at any time sell any such securities (including the Preference Shares purchased by them on the Closing Date).

Notwithstanding the foregoing, nothing contained in this Section 5 shall be construed as altering or limiting the duties of the Collateral Advisor set forth in this Agreement or in the Indenture nor the requirement of any law, rule or regulation applicable to the Collateral Advisor.

6. Records; Requests for Information; Confidentiality.

The Collateral Advisor shall maintain appropriate books of account and records relating to services performed hereunder, and such books of account and records shall be accessible for inspection by authorized representatives of the Issuer, the Trustee, the Fiscal Agent, the Preference Share Paying Agent and the Independent accountants appointed by the Issuer pursuant to the Indenture at a mutually agreed-upon time during normal business hours and upon reasonable prior notice; provided that the Collateral Advisor shall not be obligated to provide access to any non-public information if the Collateral Advisor in good faith determines that the disclosure of such information would violate any applicable law, regulation or contractual arrangement. The Collateral Advisor shall promptly forward to the Trustee any information in its possession or reasonably available to it concerning any Collateral Debt Security, Eligible Investment or Hedge Agreement that the Trustee reasonably may request as necessary to enable the Trustee to prepare any report or perform any duty or function on its part to be performed under the terms of the Indenture. The Collateral Advisor shall follow its customary procedures to keep confidential all information obtained in connection with the services rendered hereunder (including any confidential or private rating or credit assessments from Standard & Poor’s or Moody’s) and shall not disclose any such information except (i) with the prior written consent of the Issuer (which consent shall not be unreasonably withheld and may be through a standing Issuer Order), (ii) such information as the Rating Agencies shall reasonably request in connection with their rating or evaluation of the Notes, the Preference Shares and/or the Collateral Advisor, as applicable, (iii) as required by law, regulation, court order or the rules, regulations or request of any regulatory or self-regulating organization, body or official (including any securities exchange on which the Securities may be listed from time to time) having jurisdiction over the Collateral Advisor or as otherwise required by law or judicial process or as required by any Underlying Instruments, (iv) such information as shall have been publicly disclosed other than in violation of this Agreement, (v) to its members, principals, partners, officers, directors, agents and employees, and to its attorneys, accountants and other professional advisers in conjunction with the transactions described herein or any third party that it may from time to time employ in accordance with Section 15(a) or Section 2(g) hereof, (vi) in connection with the enforcement of the Collateral Advisor’s rights hereunder or in any dispute or proceeding related hereto, (vii) to the Trustee, the Collateral Administrator, the Fiscal Agent or the Preference Share Paying Agent, (viii) to Noteholders, Preference Shareholders and potential purchasers of any of the Securities (other than confidential or private rating or credit assessments from Standard & Poor’s or Moody’s) and (ix) such information that was or is obtained by the Collateral Advisor on a non-confidential basis; provided that the Collateral Advisor does not know or have reason to know of any breach by such source of any confidentiality obligations with respect thereto, (x) in connection with establishing trading or investment accounts or otherwise in connection with effecting transactions on behalf of the Issuer, and (xi) subject to applicable law and to the extent not inconsistent with securities law restrictions with respect to the Securities, any information relating to the investment performance of the Collateral; provided that the Collateral Advisor shall not disclose any information in respect of the identity of the Noteholders or Preference Shareholders. Notwithstanding anything to the contrary herein, the Collateral Advisor (and each employee, representative, or other agent of the Collateral Advisor) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of any transactions described herein, and all materials of any kind (including opinions or other tax analysis) that are provided to the Collateral Advisor relating to such tax treatment and tax structure.

7. Certain Obligations of Collateral Advisor.

Subject to the limitations set forth in Section 10 hereof, the Collateral Advisor shall use commercially reasonable efforts to ensure that no action is taken by it, and shall not intentionally or with reckless disregard take any action, which would (a) materially adversely affect the status of the Issuer for purposes of Cayman Islands law, United States Federal or state law or any other law which, to the Collateral Advisor’s actual knowledge, is applicable to the Issuer, (b) not be permitted by the Issuer’s Governing Instruments, (c) cause the Issuer to violate any United States Federal or state law or any other law known to the Collateral Advisor to be applicable to the Issuer, the violation of which has would have a material adverse effect on the business, operations, assets or financial condition of the Issuer, (d) require registration of the Issuer, the Co-Issuer or the pool of Collateral as an “investment company” under the Investment Company Act, (e) result in the Issuer violating the terms of the Indenture in any material respect, (f) adversely affect the interests of the Trustee, the Noteholders or Preference Shareholders in any material respect (other than the effect of such actions expressly permitted hereunder or under the Indenture), or (g) cause the Issuer to be engaged in a U.S. trade or business for U.S. Federal income tax purposes or otherwise cause adverse tax consequences to the Issuer, the Co-Issuer, the Noteholders or the Preference Shareholders. If the Collateral Advisor is requested to take any such action by the Issuer or the Trustee, the Collateral Advisor shall promptly notify the Issuer, the Trustee, the Fiscal Agent and the Preference Share Paying Agent of the Collateral Advisor’s reasonable business judgment (exercised in good faith), that such action would have one or more of the consequences set forth above and the Collateral Advisor need not take such action unless the Issuer again requests the Collateral Advisor to do so and Holders of 66 2/3% of the Aggregate Outstanding Amount of the Controlling Class has consented thereto in writing. Notwithstanding any such request, the Collateral Advisor need not take such action unless arrangements satisfactory to it are made to insure or indemnify the Collateral Advisor and its Affiliates and their respective directors, officers, stockholders, partners, agents, members and employees from any liability they may incur as a result of such action. The Collateral Advisor will perform its duties under this Agreement and the Indenture in accordance, in all material respects, with the tax restrictions set forth in the Investment Guidelines; provided that, subject to Section 10, the Collateral Advisor shall have no liability under this Agreement in connection with any unintentional or inadvertent breach of the Investment Guidelines to the extent the Issuer is not treated as engaged in a U.S. trade or business for U.S. Federal income tax purposes; provided, however, that to the extent that the Collateral Advisor has complied with the Investment Guidelines, the Collateral Advisor shall be deemed to have complied with the requirement set forth in Section 7(g) above; provided further that the Collateral Advisor shall not knowingly take any action that would cause the Issuer to be engaged in a U.S. trade or business for U.S. Federal income tax purposes or otherwise cause adverse tax consequences, if as a result of a change in law or interpretation thereof of which it is aware, mere compliance with the Investment Guidelines would not satisfy such requirement. For purposes of the preceding proviso, the Collateral Advisor shall only be considered to have knowledge of the information actually known by (i) employees of the Collateral Advisor that are actively involved in the day-to-day management of the Issuer and (ii) the members of senior management of the Collateral Advisor who have (x) supervisory responsibility over of the persons described in clause (i) and (y) learned at least 7 days prior to the action in question that the change in law or interpretation thereof could cause the Issuer to be engaged in a U.S. trade or business for U.S. Federal income tax purposes. Notwithstanding the foregoing, neither the Collateral Advisor nor any person described in the previous sentence shall have any duty to determine whether any change in law or interpretation has occurred that would have an impact on the Investment Guidelines or to otherwise be aware of the tax consequences of making any acquisition that is in compliance with the Investment Guidelines.

The Collateral Advisor shall be entitled to treat any notice or other communication that on its face comes from the Issuer or the Board of Directors as having been sent by the Issuer or the Board of Directors, as applicable, unless it has actual knowledge that the Issuer or the Board of Directors has not sent such notice or other communication. The Collateral Advisor shall not have any liability under this Section 7 for any action taken by the Collateral Advisor in good faith reliance on information that had been provided by the Issuer, the Co-Issuer, the Trustee or the Collateral Administrator.

The Collateral Advisor shall, at the expense of the Issuer, and solely to the extent such information is not otherwise available from the Trustee, respond in a timely manner to all reasonable requests by the Initial Purchaser for market valuation data with respect to the Collateral and will provide (or cause to be provided) to the Initial Purchaser each report delivered by the Issuer to the Collateral Advisor pursuant to the Indenture.

At the request of the Trustee or the Preference Share Paying Agent, the Collateral Advisor shall provide notice to the Trustee, the Fiscal Agent and the Preference Share Paying Agent, as the case may be, of all Notes and Preference Shares that are Collateral Advisor Securities.

8. Compensation.

(a) On the Closing Date, the Issuer shall pay to the Collateral Advisor, an upfront fee equal to U.S.$2,000,000. No other fee will be payable to the Collateral Advisor as compensation for its services under this Agreement; provided, however, that if Strategos is replaced as the Collateral Advisor by an entity that is not an Affiliate of Strategos, the Issuer shall pay to the replacement Collateral Advisor, for services rendered and for performance of its obligations under this Agreement, the Advisory Fee on each Distribution Date (the “Advisory Fee”).

(b) The parties hereto acknowledge and agree that a portion of the gross proceeds received from the issuance and sale of the Securities will be used to pay or reimburse certain organizational, placement, structuring and other fees and expenses of the Co-Issuers on the Closing Date, including the legal fees and expenses of counsel to the Collateral Advisor. The Collateral Advisor shall be responsible for all expenses incurred by it in the performance of its obligations under this Agreement; provided that (i) the fees and expenses of employing outside lawyers on behalf of the Issuer in connection with the purchase and sale of Collateral Debt Securities, Equity Securities or Eligible Investments and the possible amendment, default, bankruptcy or restructuring of any Collateral Debt Security or Equity

Security, (ii) reasonable travel expenses in connection with the Collateral Advisor’s performance of its duties hereunder, (iii) data service and subscription fees and expenses (including, without limitation, costs incurred in connection with purchasing and maintaining systems to analyze Collateral Debt Securities), in an amount not to exceed U.S.$10,000 per annum, and (iv) the fees and expenses payable by the Issuer in accordance with the Indenture, including any fees, expenses or other amounts payable to the Rating Agencies, the Collateral Administrator, the Trustee or the Independent accountants appointed under the Indenture, in each case, shall constitute Administrative Expenses and be reimbursed by the Issuer in accordance with the Indenture; provided, however, that salaries of employees of the Collateral Advisor and overhead of the Collateral Advisor shall not be included in any of clauses (i) through (iv) as Administrative Expenses.

(c) If this Agreement is terminated pursuant to Section 12, Section 13 or otherwise, the Advisory Fee calculated as provided in the Indenture shall be prorated for any partial periods between Distribution Dates during which this Agreement was in effect and shall be due and payable on the first Distribution Date following the date of such termination in accordance with the Priority of Payments set forth in the Indenture and, to the extent not paid in full on such Distribution Date on each Distribution Date thereafter subject to the Priority of Payments until paid in full. No Advisory Fee payable to a successor Collateral Advisor from payments on the Collateral shall be greater than the Advisory Fee payable to the Collateral Advisor as of the Closing Date (assuming, for this purpose, that the Collateral Advisor is not Strategos or an Affiliate thereof) without the prior written consent of a Majority-in-Interest of Preference Shareholders and a Majority of the Noteholders (voting as a single class) and satisfaction of the Rating Condition. In determining whether a specified percentage of Noteholders or Preference Shareholders has directed any such increase, Collateral Advisor Securities shall be excluded.

(d) If amounts distributable pursuant to Article XI of the Indenture are insufficient to pay the Advisory Fee on any Distribution Date, then the payment thereof shall be deferred and shall be payable without interest on subsequent Distribution Dates in accordance with Article XI of the Indenture. The Collateral Advisor may, by providing written notice to the Trustee in accordance with Section 11.1(f) of the Indenture, in its sole discretion elect to defer payment of any Advisory Fee which would otherwise be paid on the related Distribution Date which deferred payment shall not accrue any interest.

9. Benefit of the Agreement.

The Collateral Advisor shall perform its duties hereunder subject to and in accordance with the terms of this Agreement and the terms of the Indenture applicable to it. The Collateral Advisor agrees that such duties shall be enforceable by (i) the Issuer, (ii) the Trustee, on behalf of the Secured Noteholders, (iii) the Fiscal Agent, on behalf of the Subordinate Noteholders, (iv) the Preference Share Paying Agent, on behalf of the Preference Shareholders, (v) the Initial Purchaser and MLI on its own behalf and (vi) the requisite percentage of Noteholders or Preference Shareholders, on behalf of themselves, as provided in the Indenture, the Fiscal Agency Agreement and the Preference Share Paying Agency Agreement, in each case, if and to the extent provided in the Indenture, the Fiscal Agency Agreement or the Preference Share Paying Agency Agreement.

The Collateral Advisor agrees and consents to the provisions contained in Section 15.4 of the Indenture.

10. Limits of Collateral Advisor Responsibility.

(a) The Collateral Advisor assumes no responsibility under this Agreement other than to render the services called for hereunder and under the terms of the Indenture applicable to it pursuant to the terms of this Agreement in good faith and, subject to the standard of conduct described in the next succeeding sentence and in Sections 2 and 7. The Collateral Advisor, its Affiliates and their respective members, principals, partners, managers, directors, officers, stockholders, employees and agents (collectively, the “Collateral Advisor Affiliates”) will not be liable to the Co-Issuers, the Trustee, the Collateral Administrator, the Preference Share Paying Agent, the Fiscal Agent, the Administrator, any Hedge Counterparty, the Noteholders, the Preference Shareholders or any other Person for any losses, claims, damages, demands, charges, judgments, assessments, costs or other liabilities (collectively, “Liabilities”) incurred by the Co-Issuers, the Administrator, any Hedge Counterparty, the Trustee, the Preference Share Paying Agent, the Fiscal Agent, the Noteholders, the Preference Shareholders or any other Person that arise out of or in connection with the performance by the Collateral Advisor of its duties under this Agreement or the Indenture, or for any decrease in the value of the Collateral or the Securities; provided that the Collateral Advisor shall be subject to liability: (i) by reason of acts or omissions of the Collateral Advisor constituting bad faith, willful misconduct or gross negligence in the performance, or reckless disregard, of the obligations of the Collateral Advisor hereunder and under the terms of the Indenture applicable to the Collateral Advisor; or (ii) with respect to any representation or warranty made by the Collateral Advisor in Section 16(b)(vi) of this Agreement regarding all information with regard to the Collateral Advisor and its investment management methodology, personnel and trading record set forth in the Offering Circular, dated August 2, 2006, with respect to the Securities (the “Offering Circular”), which information is contained solely under the section entitled “Collateral Advisor” therein, such information containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided further that in no event shall the Collateral Advisor or any Collateral Advisor Affiliate be liable for consequential, special, exemplary or punitive damages. Any stated limitations on liability shall not relieve the Collateral Advisor from any responsibility it has under any state or Federal statutes. The matters described in (i) and (ii) in the second preceding sentence are collectively referred to as “Collateral Advisor Breaches.” The Collateral Advisor shall not be responsible for any action or omission of the Issuer, the Trustee or any other Person, including (without limitation) in following or declining to follow any advice, recommendation or direction of the Collateral Advisor, which advice, recommendation or direction does not constitute a Collateral Advisor Breach and is not inconsistent with the Collateral Advisor’s obligations under Section 7.

(b) The Issuer shall indemnify and hold harmless (the Issuer in such case, the “Indemnifying Party”) the Collateral Advisor and each Collateral Advisor Affiliate from and against any Liabilities, and will reimburse the Collateral Advisor and each of its Affiliate (such parties collectively in such case, the “Indemnified Parties”) for all reasonable fees and expenses (including reasonable fees and expenses of counsel) as such fees and expenses are incurred in investigating, preparing, pursuing or defending any claim, action, proceeding or investigation with respect to any pending or threatened litigation, caused by, or arising out of or in connection with, the issuance of the Securities, the transactions contemplated by the Offering Circular, the Indenture or this Agreement, and/or any action taken by, or any failure to act by, the Collateral Advisor or any Collateral Advisor Affiliates; provided that the Collateral Advisor and its Affiliates will not be indemnified for any such Liabilities or any fees or expenses that they incur as a result of any acts or omissions constituting a Collateral Advisor Breach. Notwithstanding anything contained herein to the contrary, the obligations of the Issuer under this Section 10 shall be payable solely as an Administrative Expense out of the Collateral in accordance with the Priority of Payments set forth in the Indenture. Nothing contained herein shall be deemed to waive any liability which cannot be waived under applicable state or Federal law or any rules or regulations adopted thereunder.

(c) The Collateral Advisor shall indemnify and hold harmless the Issuer from and against any and all Liabilities, and will reimburse the Issuer from and against any and all reasonable fees and expenses (including reasonable fees and expenses of counsel) incurred in investigating, preparing, pursuing or defending any claim, action, proceeding or investigation with regard to any pending or threatened litigation, to the extent caused by, or arising out of any acts or omissions of the Collateral Advisor or any of its Affiliates constituting Collateral Advisor Breaches. The Collateral Advisor shall not be liable for consequential, special, exemplary or punitive damages, and shall not be responsible for any action or omission of the Issuer, including (without limitation) in following or declining to follow any advice, recommendation or direction of the Collateral Advisor, which advice, recommendation or direction does not constitute a Collateral Advisor Breach and is not inconsistent with the Collateral Advisor’s obligations under this Agreement.

(d) Notwithstanding anything herein to the contrary, the Collateral Advisor is not liable for the performance or non-performance of any obligations of the Collateral Administrator under the Collateral Administration Agreement; provided that the Collateral Advisor shall not be relieved of any liability to the extent the Collateral Administrator is unable to perform its obligations due to acts or omissions constituting bad faith, willful misconduct or gross negligence of the Collateral Advisor.

11. No Partnership or Joint Venture.

The Issuer and the Collateral Advisor are not partners or joint venturers with each other and nothing herein shall be construed to make them such partners or joint venturers or impose any liability as such on either of them. The Collateral Advisor will be, for all purposes herein, deemed to be an independent contractor and will, unless otherwise expressly provided herein or authorized by the Issuer from time to time, have no authority to act for or represent the Issuer in any way or otherwise be deemed an agent of the Issuer.

12. Term; Termination.

(a) This Agreement shall become effective as of the Closing Date and shall continue in force until the first of the following occurs: (i) the payment in full of the Notes, the termination of the Indenture in accordance with its terms and the redemption of the Preference Shares; (ii) the liquidation of the Collateral and the final distribution of the proceeds of such liquidation to the Noteholders and the Preference Shareholders; or (iii) the termination of this Agreement in accordance with this Section 12 or Section 13.

(b) Notwithstanding any other provisions hereof to the contrary, the Collateral Advisor may resign upon 90 days’ written notice to the Issuer, the Rating Agencies and the Trustee (or such shorter notice as is acceptable to the Issuer); provided, however, that such resignation shall not be effective until the date as of which a successor Collateral Advisor has been appointed in accordance with Section 12(d) and has accepted the duties of the successor Collateral Advisor hereunder. The Issuer will use its commercially reasonable efforts to appoint a successor Collateral Advisor to assume such duties and obligations.

(c) If this Agreement is terminated pursuant to this Section 12 or Section 13, such termination will be without any further liability or obligation of either party to the other, except as provided in Sections 8, 10, 14, 22 and 32.

(d) Notwithstanding anything in this Agreement to the contrary, any resignation or removal of the Collateral Advisor pursuant to Section 12(b) or 13 or (except as provided in Sections 12(a)(i) or 12(a)(ii) hereof) termination of this Agreement shall be effective only upon (i) the appointment by the Issuer, at the direction of a Majority-in-Interest of Preference Shareholders (including any Preference Shares that are Collateral Advisor Securities) of an institution as successor Collateral Advisor that is not an Affiliate of the Collateral Advisor, provided that the holders of a Majority of the Aggregate Outstanding Amount of each Class of Notes do not disapprove of such institution within 30 days of notice of such appointment, and such institution (A) has demonstrated an ability to professionally and competently perform duties similar to those imposed upon the Collateral Advisor under this Agreement, (B) is legally qualified and has the capacity to act as Collateral Advisor under this Agreement as successor to the Collateral Advisor, (C) has agreed in writing to assume all of the responsibilities, duties and obligations of the Collateral Advisor under this Agreement and under the applicable terms of the Indenture, (D) shall not cause the Issuer, the Co-Issuer or the Collateral to be required to register as an investment company under the Investment Company Act and (E) shall not cause, or be reasonably expected to cause, the Issuer to lose its status as a qualified REIT subsidiary (clauses (A) through (E), the “Replacement Advisor Conditions”); and (ii) satisfaction of the Rating Condition with respect to such appointment.

The Issuer, the Trustee and the successor Collateral Advisor shall take such action (or cause the outgoing Collateral Advisor to take such action) consistent with this Agreement and the terms of the Indenture applicable to the Collateral Advisor as shall be necessary to effectuate any such succession. If the Collateral Advisor shall resign or be removed but a successor Collateral Advisor shall not have assumed all of the Collateral Advisor’s duties and obligations under this Agreement within 60 days after the Collateral Advisor gives notice to the Issuer of such resignation or the Issuer or the Trustee gives notice to the Collateral Advisor of such removal, then the Holders of a Majority of the Controlling Class will have the right to appoint a successor Collateral Advisor that satisfies the Replacement Advisor Conditions.

In the event that the Collateral Advisor is terminated or resigns and neither the Issuer nor the Trustee shall have appointed a successor on or prior to the date that is 90 days following the date of the termination notice, the Collateral Advisor will be entitled to appoint a successor and will so appoint a successor within 90 days thereafter, subject to such successor’s satisfaction of the Replacement Advisor Conditions and the approval of such successor by Holders of a Majority of each Class of Notes and a Majority-in-Interest of Preference Shareholders. In lieu thereof, or, if the successor Collateral Advisor appointed by the resigning or removed Collateral Advisor is disapproved, the resigning or removed Collateral Advisor, the Issuer or the holders of at least 25% of the Voting Percentages of the Preference Shares or Holders of at least 25% of the Aggregate Outstanding Amount of any Class of Notes may petition any court of competent jurisdiction for the appointment of a successor Collateral Advisor, which appointment shall not require the consent of, nor be subject to the disapproval of, the Issuer or any holder of Notes or Preference Shares.

(e) Upon expiration of the applicable notice period with respect to termination specified in this Section 12 or Section 13, as applicable, and upon the acceptance by a successor Collateral Advisor of such appointment, all authority and power of the Collateral Advisor under this Agreement and the Indenture, whether with respect to the Collateral Debt Securities or otherwise, shall automatically and without further action by any Person pass to and be vested in the successor Collateral Advisor.

13. Termination for Cause.

This Agreement may be terminated, and the Collateral Advisor may be removed for “cause” by the Issuer or the Trustee, at the direction of Holders of at least 66 2/3% of the Aggregate Outstanding Amount of the Notes of the Controlling Class (excluding, in each such calculation, any Collateral Advisor Securities), upon 20 days’ prior written notice to the Collateral Advisor.

For purposes of determining “cause” with respect to any termination of this Agreement such term shall mean the occurrence and continuation of any of the following events:

(a) the Collateral Advisor willfully and in bad faith violates, or takes any action that it knows breaches, any provision of this Agreement or the Indenture applicable to it;

(b) the Collateral Advisor breaches in any material respect any provision of this Agreement or any terms of the Indenture applicable to it or any representation, certificate or other statement made or given in writing by the Collateral Advisor (or any of its directors or officers) pursuant to this Agreement or the Indenture shall prove to have been incorrect in any material respect when made or given which breach or materially incorrect representation, certificate or statement (i) has a material adverse effect on the Noteholders of any Class of Notes or any Preference Shareholders and (ii) within 60 days of its becoming aware (or receiving notice from the Trustee) of such breach, or such materially incorrect representation, certificate or statement, the Collateral Advisor fails to cure such breach, or to take such action so that the facts (after giving effect to such actions) conform in all material respects to such representation, certificate or statement;

(c) the Collateral Advisor is wound up or dissolved or there is appointed over it or a substantial portion of its assets in connection with any winding up, liquidation, reorganization or other relief under any bankruptcy, insolvency, receivership or similar law, a receiver, administrator, administrative receiver, trustee or similar officer; or the Collateral Advisor (i) ceases to be able to, or admits in writing its inability to, pay its debts as they become due and payable, or makes a general assignment for the benefit of, or enters into any composition or arrangement with, its creditors generally; (ii) applies for or consents (by admission of material allegations of a petition or otherwise) to the appointment of a receiver, trustee, assignee, custodian, liquidator or sequestrator (or other similar official) of the Collateral Advisor or of any substantial part of its properties or assets in connection with any winding up, liquidation, reorganization or other relief under any bankruptcy, insolvency, receivership or similar law, or authorizes such an application or consent, or proceedings seeking such appointment are commenced without such authorization, consent or application against the Collateral Advisor and continue undismissed for 60 consecutive days; (iii) authorizes or files a voluntary petition in bankruptcy, or applies for or consents (by admission of material allegations of a petition or otherwise) to the application of any bankruptcy, reorganization, arrangement, readjustment of debt, insolvency or dissolution, or authorizes such application or consent, or proceedings to such end are instituted against the Collateral Advisor without such authorization, application or consent and are approved as properly instituted and remain undismissed for 60 consecutive days or result in adjudication of bankruptcy or insolvency; or (iv) permits or suffers all or any substantial part of its properties or assets to be sequestered or attached by court order and the order remains undismissed for 60 consecutive days;

(d) the occurrence of an Event of Default under the Indenture which breach substantially results from any breach or default by the Collateral Advisor of its duties under this Agreement or under the Indenture, which breach or default is not cured within any applicable cure period; or

(e) (i) the Collateral Advisor being indicted for criminal fraud or other criminal activity in the performance of its obligations under this Agreement or a final judicial determination of civil fraud having been made with respect to any act of the Collateral Advisor in the performance of such obligations or (ii) the Collateral Advisor or any of its executive officers primarily responsible for administration of the Collateral Debt Securities (in the performance of his or her investment management duties) being convicted of a criminal offense related to its primary business.

Any Collateral Advisor Securities will have no voting rights with respect to any vote (i) in connection with this Section 13 or (ii) increasing the rights or decreasing the obligations of the Collateral Advisor under any of the Operative Documents, and shall be deemed not to be Outstanding in connection with any such vote; provided, however, that any such Collateral Advisor Securities shall have voting rights and shall be deemed outstanding with respect to all other matters as to which Noteholders or Preference Shareholders are entitled to vote.

The Collateral Advisor shall promptly notify the Issuer, the Trustee, the Fiscal Agent, the Preference Share Paying Agent and the Rating Agencies if, to its actual knowledge, a “cause” event, or an event which with the giving of notice or the lapse of time (or both) would become “cause,” occurs.

For the avoidance of doubt, notwithstanding any provision to the contrary herein or in the Indenture, the Collateral Advisor may not be removed without “cause.”

For the avoidance of doubt, the Trustee has no obligation to determine if “cause” exists.

14. Action Upon Termination.

(a) From and after the effective date of termination of this Agreement, the Collateral Advisor shall not be entitled to compensation for further services hereunder, but shall be paid all compensation accrued to the effective date of termination, as provided in Section 8 and shall be entitled to receive any amounts owing under Sections 7 and 10. Upon such termination, the Collateral Advisor shall as soon as practicable:

(i) deliver to the Issuer all property and documents of the Trustee or the Issuer or otherwise relating to the Collateral Debt Securities and Eligible Investments then in the custody of the Collateral Advisor (although the Collateral Advisor may keep copies of such documents for its records); and

(ii) deliver to the Trustee or the successor Collateral Advisor appointed pursuant to Section 12(d) its books and records with respect to the Collateral Debt Securities (although the Collateral Advisor may keep copies of such documents for its records).

Notwithstanding such termination, (i) the Collateral Advisor shall remain liable for (a) its obligations under Section 10 and its acts or omissions giving rise thereto (subject to the limitations in Section 10) arising prior to termination and (b) any expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including reasonable attorneys’ fees) in respect of or arising out of a breach of the representations and warranties made by the Collateral Advisor in Section 16(b) or from any failure of the Collateral Advisor to comply with the provisions of this Section 14 and (ii) the Issuer shall remain liable for its obligations under Sections 7 and 10 and (iii) Section 32 shall remain in effect.

15. Delegation and Assignment.

(a) This Agreement shall not be assigned or delegated by the Collateral Advisor, in whole or in part, without (i) the prior written consent of the Issuer, (ii) the prior written consent of or affirmative vote by a Majority-in-Interest of Preference Shareholders (excluding any Collateral Advisor Securities) and (iii) satisfaction of the Rating Condition with respect to such assignment or delegation; provided, however, that the Collateral Advisor may assign any or all of its rights or delegate any or all of its obligations under this Agreement to an Affiliate of the Collateral Advisor without obtaining the consents specified in the preceding clauses (i) and (ii), if such Affiliate meets the Replacement Advisor Conditions, and if immediately after the assignment or delegation, such Affiliate employs principal personnel performing the duties under this Agreement who are the same individuals who would have performed such duties had the assignment or delegation not occurred. The assignee or delegee shall execute and deliver to the Issuer and the Trustee a counterpart of this Agreement naming such assignee or delegee as Collateral Advisor. Upon the execution and delivery of such a counterpart by the assignee or delegee, the Collateral Advisor shall be released from further obligation pursuant to this Agreement, except with respect to its obligations arising under Section 7 of this Agreement prior to such assignment and except with respect to its obligations specified in Section 14 hereof as surviving such a termination. No assignment or delegation of obligations or duties by the Collateral Advisor, other than an assignment or delegation described in the first sentence of this Section 15(a), shall (1) relieve the Collateral Advisor from any liability under this Agreement or (2) cause any third party, other than as provided in Section 33, to be a third party beneficiary under this Agreement or any other document to which the Collateral Advisor is a party.

(b) This Agreement shall not be assigned by the Issuer without the prior written consent of the Collateral Advisor and the prior written consent of or affirmative vote by a Majority of the Controlling Class and the holders of a Special-Majority-in-Interest of Preference Shareholders, except in the case of assignment by the Issuer (i) to an entity which is a successor to the Issuer permitted under the Indenture, in which case such successor organization shall be bound under this Agreement and by the terms of such assignment in the same manner as the Issuer is bound under the Indenture or (ii) to the Trustee as contemplated by the Indenture. In the event of any assignment by the Issuer, the Issuer shall use its best efforts to cause its successor to execute and deliver to the Collateral Advisor such documents as the Collateral Advisor shall consider reasonably necessary to effect fully such assignment.

16. Representations, Warranties and Covenants.

(a) The Issuer hereby represents, warrants and covenants to the Collateral Advisor as follows as of the date hereof:

(i) The Issuer has been duly incorporated and is validly existing under the laws of the Cayman Islands, has the full corporate power and authority to own its assets and the obligations proposed to be owned by it and included in the Collateral and to transact the business in which it is presently and proposed to be engaged and is duly qualified under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires, or the performance of its obligations under the Operative Documents would require, such qualification, except for failures to be so qualified, authorized or licensed that would not in the aggregate have a material adverse effect on the business, operations, assets or financial condition of the Issuer.

(ii) The Issuer has full corporate power and authority to execute, deliver and perform the Operative Documents and all obligations required under the Operative Documents and has taken all necessary action to authorize the Operative Documents on the terms and conditions hereof and thereof and the execution, delivery and performance of Operative Documents and the performance of all obligations imposed upon it hereunder and thereunder. No consent of any other person including, without limitation, shareholders and creditors of the Issuer, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Issuer in connection with the Operative Documents or the execution, delivery, performance, validity or enforceability of the Operative Documents or the obligations imposed upon it hereunder or thereunder. Each Operative Document to which the Issuer is a party has been executed and delivered by the Issuer (by its duly authorized director) and constitutes the valid and legally binding obligation of the Issuer enforceable against the Issuer in accordance with its terms, subject, as to enforcement, to (a) the effect of bankruptcy, insolvency or similar laws affecting generally the enforcement of creditors’ rights, as such laws would apply in the event of any bankruptcy, receivership, insolvency or similar event applicable to the Issuer and (b) general equitable principles (whether enforceability of such principles is considered in a proceeding at law or in equity).

(iii) The execution, delivery and performance of this Agreement, the other Operative Documents and the documents and instruments required hereunder and thereunder will not violate any provision of any existing law or regulation binding on the Issuer, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Issuer, or the Governing Instruments of, or any securities issued by, the Issuer or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Issuer is a party or by which the Issuer or any of its assets is or may be bound, the violation of which would have a material adverse effect on the business, operations, assets or financial condition of the Issuer or its ability to perform its obligations under this Agreement or the Indenture, and will not result in or require the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking (other than the lien of the Indenture).

(iv) The Issuer is not an “investment company” required to register under the Investment Company Act.

(v) The Offering Circular does not (as of the date hereof) and will not (as of the Closing Date) contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; except that no representation or warranty is made as to statements in or omissions from the Offering Circular described in Section 10(a)(ii) hereof.

(vi) The Issuer agrees to deliver a true and complete copy of each amendment, supplement or waiver of any Operative Document to the Collateral Advisor as promptly as practicable after its adoption or execution.

(b) The Collateral Advisor hereby represents, warrants and covenants to the Issuer as follows as of the date hereof:

(i) The Collateral Advisor is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware and has full power and authority as a limited liability company to own its assets and to transact the business in which it is currently engaged and is duly qualified as a limited liability company and is in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires, or the performance of this Agreement would require, such qualification, except for those jurisdictions in which the failure to be so qualified, authorized or licensed would not have a material adverse effect on the business, operations, assets or financial condition of the Collateral Advisor or on the ability of the Collateral Advisor to perform its obligations hereunder, or on the validity or enforceability of this Agreement and the provisions of the Indenture applicable to the Collateral Advisor.

(ii) The Collateral Advisor is registered as an investment adviser under the Advisers Act and is in compliance with all filing and other requirements thereunder.

(iii) The Collateral Advisor has the necessary limited liability company power and authority to execute, deliver and perform this Agreement and all obligations required hereunder and under the provisions of the Indenture applicable to the Collateral Advisor and has taken all necessary limited liability company action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder and under the terms of the Indenture applicable to the Collateral Advisor. No consent of any other person, including, without limitation, members or creditors of the Collateral Advisor, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Collateral Advisor in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement or the obligations required hereunder or under the terms of the Indenture applicable to the Collateral Advisor. Each Operative Document to which the Collateral Advisor is a party has been executed and delivered by the Collateral Advisor (by its duly authorized officer), and constitutes the valid and legally binding obligation of the Collateral Advisor enforceable against the Collateral Advisor in accordance with its terms, subject, as to enforcement, to (a) the effect of bankruptcy, insolvency or similar laws affecting generally the enforcement of creditors’ rights, as such laws would apply in the event of any bankruptcy, receivership, insolvency or similar event applicable to the Collateral Advisor and (b) general equitable principles (whether enforceability of such principles is considered in a proceeding at law or in equity).

(iv) The execution, delivery and performance of this Agreement and the terms of the Indenture applicable to the Collateral Advisor and the documents and instruments required hereunder or under such terms of the Indenture will not violate any provision of any existing law or regulation binding on the Collateral Advisor, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Collateral Advisor, or the Governing Instruments of, or any securities issued by, the Collateral Advisor or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Collateral Advisor is a party or by which the Collateral Advisor or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Collateral Advisor or any of its subsidiaries, and will not result in or require the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

(v) There is no charge, investigation, action, suit or proceeding before or by any court pending or, to the best knowledge of the Collateral Advisor, threatened that, if determined adversely to the Collateral Advisor, would have a material adverse effect upon the business, operations, assets or financial condition of the Collateral Advisor or upon the performance by the Collateral Advisor of its duties under this Agreement.

(vi) The section entitled “Collateral Advisor” contained in the Offering Circular, as of the date thereof does not, and as of the Closing Date will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(vii) As of the Closing Date, all Collateral Debt Securities and Eligible Investments purchased by the Issuer (i) satisfy the definition of “Collateral Debt Security” or “Eligible Investment”, as applicable, (ii) satisfy all of the terms and conditions applicable to such purchases as set forth herein or in the Indenture and (iii) satisfy the Investment Guidelines.

(viii) As of the Closing Date, there has been no event or development that could reasonably be expected to result in a material adverse effect on the financial condition or operations of the Collateral Advisor.

(ix) All information with regard to the Collateral Advisor and its investment management methodology, personnel and trading record set forth in the marketing materials titled “Kleros Real Estate CDO II: A CDO Managed by: Strategos Capital Management, LLC,” dated July 2006 and in the Offering Circular under the section titled “Collateral Advisor” is, as of the date of the information, true, accurate and complete in every material respect.

(c) The Collateral Advisor makes no representation, express or implied, with respect to the Issuer or any portion of the Offering Circular other than as set forth in clause (b)(vi) above.

17. Notices.

Unless expressly provided otherwise herein, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing (including by telecopy) and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of registered or certified mail, postage prepaid, return receipt requested, or, in the case of telecopy notice, when received in legible form, addressed as set forth below:

(a)	If to the Issuer:

Kleros Real Estate CDO II, Ltd.
c/o Walkers SPV Limited
P.O. Box 908GT
Walker House, Mary Street
George Town
Grand Cayman, Cayman Islands
Telephone: (345) 945-3727
Telecopy: (345) 945-4757
Attention: The Directors

(b)	If to the Collateral Advisor:

Strategos Capital Management, LLC
2929 Arch Street, 17th Floor
Philadelphia, Pennsylvania 19104
Telephone: (215) 701-9610
Telecopy: (215) 701-8282
Attention: Matthew Nannen

(c)	If to the Trustee:

LaSalle Bank National Association as Trustee
181 West Madison Street, 32nd Floor
Chicago, Illinois 60602
Telephone: (312) 904-6229
Telecopy: (312) 904-0524
Attention: CDO Trust Services Group — Kleros Real Estate CDO II, Ltd.

(d)	If to the Preference Share Paying Agent:

LaSalle Bank National Association
181 West Madison Street, 32nd Floor
Chicago, Illinois 60602
Telephone: (312) 904-6229
Telecopy: (312) 904-0524
Attention: CDO Trust Services — Kleros Real Estate CDO II, Ltd.

(e)	If to the Fiscal Agent:

LaSalle Bank National Association
181 West Madison Street, 32nd Floor
Chicago, Illinois 60602
Telephone: (312) 904-6229
Telecopy: (312) 904-0524
Attention: CDO Trust Services — Kleros Real Estate CDO II, Ltd.

(f)	If to the Noteholders:

At their respective addresses set forth on the Secured Note Register or the Subordinate Note Register, as applicable.

(g)	If to the Rating Agencies:

At their respective addresses set forth in the Indenture.

Any party may alter the address or telecopy number to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 17 for the giving of notice.

18. Amendment to this Agreement.

(a) No provision of this Agreement may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by all of the parties hereto.

(b) Neither the Issuer nor the Collateral Advisor shall enter into any agreement amending, modifying or terminating this Agreement without the satisfaction of the Rating Condition with respect to Standard & Poor’s. Any such amendment, modification, termination or consent without such required satisfaction of the Rating Condition with respect to Standard & Poor’s shall be void. If this Agreement is amended in accordance with this Section 18, the Rating Agencies shall receive notice of any such amendment.

19. Binding Nature of Agreement; Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns as provided herein.

20. Entire Agreement.

This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

21. Conflict with the Indenture.

In the event that this Agreement requires any action to be taken with respect to any matter and the Indenture requires that a different action be taken with respect to such matter, and such actions are mutually exclusive, the provisions of the Indenture in respect thereof shall control.

22. Priority of Payments; Non-Recourse; Non-Petition.

The Collateral Advisor agrees that the payment of all amounts to which it is entitled pursuant to this Agreement shall be subject to the Priority of Payments and shall be payable only to the extent funds are available in accordance with the Priority of Payments.

Notwithstanding any other provision of this Agreement and except as provided in the preceding paragraph, the liability of the Issuer to the Collateral Advisor hereunder is limited in recourse to the Collateral and to the extent the proceeds of the Collateral, when applied in accordance with the Priority of Payments, are insufficient to meet the obligations of the Issuer hereunder in full, the Issuer shall have no further liability in respect of any such outstanding obligations, which shall thereupon extinguish and not thereafter revive.

Notwithstanding any other provision of this Agreement, the Collateral Advisor agrees not to institute against, or join any other Person in instituting against, either of the Co-Issuers any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings, or other proceedings under Cayman Islands bankruptcy laws, United States Federal or state bankruptcy laws, or similar laws until at least one year and one day or the then applicable preference period after the payment in full of all amounts payable in respect of the Securities plus one day; provided, however, that nothing in this provision shall preclude, or be deemed to stop, the Collateral Advisor (A) from taking any action prior to the expiration of the aforementioned one year and one day period (or, if longer, the applicable preference period then in effect plus one day) in (x) any case or proceeding voluntarily filed or commenced by the Issuer or the Co-Issuer, as the case may be, or (y) any involuntary insolvency proceeding filed or commenced against the Issuer or the Co-Issuer, as the case may be, by a Person other than the Collateral Advisor or (B) from commencing against the Issuer or the Co-Issuer or any properties of the Issuer or the Co-Issuer any legal action which is not a bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceeding.

Each of the Collateral Advisor and Issuer hereby consents to the assignment of this Agreement as provided in Section 15.4 of the Indenture.

The Issuer hereby acknowledges and agrees that the Collateral Advisor’s obligations hereunder shall be solely the limited liability company obligations of the Collateral Advisor, and the Issuer shall not have any recourse hereunder to any Collateral Advisor Affiliates with respect to any claims, losses, damages, liabilities, indemnities or other obligations hereunder.

The provisions of this Section 22 shall survive termination of this Agreement for any reason whatsoever.

23. Governing Law.

This Agreement shall be construed in accordance with, and this Agreement and all matters arising out of or relating in any way whatsoever (whether in contract, tort or otherwise) to this Agreement shall be governed by, the internal laws of the State of New York without giving effect to the conflict of law provisions thereof (including, without limitation, Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York).

24. Indulgences Not Waivers.

Neither the failure nor any delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

25. Titles Not to Affect Interpretation.

The titles of paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

26. Execution in Counterparts.

This Agreement may be executed in any number of counterparts by facsimile or other written form of communication, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

27. Provisions Separable.

The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

28. Number and Gender.

Words used herein, regardless of the number and gender specifically used, will be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

29. Submission to Jurisdiction.

THE PARTIES HERETO HEREBY IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND SUCH PARTIES HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR FEDERAL COURT, THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT THAT THEY MAY LEGALLY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING, THE PARTIES HERETO IRREVOCABLY CONSENT TO THE SERVICE OF ANY AND ALL PROCESS

IN ANY ACTION OR PROCEEDING BY THE MAILING OR DELIVERY OF COPIES OF SUCH PROCESS TO EACH SUCH PARTY AT THE ADDRESS SPECIFIED IN SECTION 17, THE PARTIES HERETO AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

30. Written Disclosure Statement.

The Issuer acknowledges receipt of Part II of the Collateral Advisor’s Form ADV, as required by Rule 204-3 under the Advisers Act, more than 48 hours prior to the date of execution of this Agreement.

31. Consent to Posting of Documents on Repository.

The Collateral Advisor hereby consents to (a) the posting of the Offering Circular, the Indenture, the Monthly Reports and Note Valuation Reports to be delivered pursuant to the Indenture and any amendments or other modifications to any such documents and agreements on the Repository for use in the manner provided in the Repository and (b) the display of its name on the Repository in connection therewith.

32. Use of Name.

(a) Grant of License. Subject to the terms and conditions set forth in this Section 32, Cohen Brothers, LLC hereby grants to the Issuer and the Co-Issuer a non-exclusive, irrevocable, royalty-free, non-transferable, worldwide right and license (“License”) to use the marks “Kleros®” and “Kleros® Real Estate “ (collectively, the “Kleros Marks”) and “Strategos” (the “Strategos Mark”, and together with the Kleros Marks, the “Marks”). Cohen Brothers, LLC shall have the right to exercise quality control over the use of the Marks to a degree necessary to maintain the validity of the Marks and to protect the goodwill associated therewith. To accomplish the foregoing, the Issuer and the Co-Issuer shall adhere to a level of quality consistent with the standards of quality associated with the Marks. Upon Cohen Brothers, LLC’s reasonable request, but no more frequently than once per quarter, the Issuer and/or the Co-Issuer will submit representative samples of any proposed material changes in use of the Marks.

(b) Term. With respect to the Strategos Mark, the term of the License shall commence on the date hereof and, upon written notice to the Issuer and the Co-Issuer, automatically shall terminate upon termination of this Agreement in accordance with Section 12 or Section 13 hereof. With respect to the Kleros Marks, the term of the License shall commence on the date hereof and automatically shall terminate upon the earlier of (i) the payment in full of the Notes, the termination of the Indenture in accordance with its terms and the redemption of the Preference Shares, or (ii) the liquidation of the Collateral and the final distribution of the proceeds of such liquidation to the Noteholders and the Preference Shareholders.

(c) Expiration. Upon expiration of the License with respect to one or more Marks, the Issuer and Co-Issuer shall promptly cease all use of such Mark(s) (except insofar as any use constitutes “fair use” under applicable law) and all rights granted to Issuer and Co-Issuer hereunder with respect to such Mark(s) shall automatically terminate and revert to Strategos. The Issuer and Co-Issuer shall use commercially reasonable efforts to promptly remove such Mark(s) from all property and materials owned, controlled or issued by the Issuer or Co-Issuer, including without limitation any stationery, websites or promotional materials (except insofar as any use constitutes “fair use” under applicable law). In the event that Strategos ceases to be the Collateral Advisor under this Agreement (and is not succeeded by an Affiliate, a successor or an assignee thereof) the Issuer shall pay a license fee of

U.S.$1.00 per annum on the first Business Day of each calendar year subsequent thereto, provided that the Collateral Advisor shall submit an invoice for such amount to the Trustee, the Issuer and the replacement Collateral Advisor at least 30 days in advance of each such date.

(d) Ownership of the Marks. Each of the Issuer, the Co-Issuer and the Trustee acknowledges that, as among them, Cohen Brothers, LLC owns all right, title and interest in the Marks and the goodwill associated with the Marks and that the use of the Marks by the Issuer and Co-Issuer shall inure to the benefit of Cohen Brothers, LLC. Each of the Issuer and Co-Issuer agrees that it shall never attack or contest or assist others in attacking or contesting any of the Marks or Cohen Brothers, LLC’s rights in any of the Marks. Each of the Issuer and Co-Issuer agrees not to register or attempt to register any of the Marks or any confusingly or colorably similar trademark or service mark, or cause any of the Marks or any confusingly or colorably similar trademark or service mark to be registered, in any country, state or other jurisdiction, without the prior written permission of Cohen Brothers, LLC. Cohen Brothers, LLC hereby reserves the exclusive worldwide right to register the Marks for use on and in connection with any financial services or otherwise.

(e) Assignment and Sublicensing. Except as permitted by Section 15(b), neither the Issuer nor the Co-Issuer shall assign or sublicense any right or interest in any of the Marks or the License, whether voluntarily or by operation of law, without the express, prior written consent of Strategos, which consent shall not be unreasonably withheld or delayed. This Section 32 shall inure to the benefit of and shall be binding upon each party, its successors and permitted assigns.

(f) Compliance with Law and Standards. The Issuer and Co-Issuer shall use the Strategos Mark only in compliance with applicable laws, rules and regulations and shall not use the Strategos Mark in a manner which might reasonably be expected to denigrate or result in the denigration of the Strategos Mark or to damage the reputation of the Strategos Mark or Strategos or any Affiliate thereof (other than the Issuer or the Co-Issuer).

(g) Injunctive Relief. The Issuer and Co-Issuer recognize that money damages will not be an adequate remedy for its failure to comply with its obligations under the license to use the Strategos Mark and agree that equitable relief, including injunctive relief and specific performance, will be appropriate remedies for any such violation or threatened violation hereof.

33. Benefits of Agreement.

The Collateral Advisor and the Issuer agree that Cohen Bros. & Company, LLC is an intended third party beneficiary of each agreement and obligation in this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement (as a deed in the case of the Issuer) as of the date first written above.

STRATEGOS CAPITAL MANAGEMENT, LLC,
as Collateral Advisor

By:	/s/ Matthew Nanne
Name:	Matthew Nanne
Title:	Vice President

KLEROS REAL ESTATE CDO II, LTD.
as Issuer

By:	/s/ John Cullinane
Name:	John Cullinane
Title:	Director

In the presence of:

Witness:	/s/ Angelica McLean
Name:	Angelica McLean
Occupation:	Administrator
Address:	P O Box 903 George Town Grand Cayman, Cayman Islands

EXHIBIT A

INVESTMENT GUIDELINES

1.	The Collateral Advisor agrees not to cause the Issuer to receive any fees for services paid by an obligor in connection with the origination or syndication of a Collateral Debt Security.

2.	The Collateral Advisor agrees not to cause the Issuer to hold itself out as being willing to enter into either side of, or to offer to enter into, assume, offset, assign or otherwise terminate positions in (x) interest rate, currency, equity, or commodity swaps or caps or (y) derivative financial instruments (including options, forward contracts, short positions, and similar instruments) in any commodity, currency, share of stock, partnership or trust, note, bond, debenture or other evidence of indebtedness, swap or cap.

3.	The Collateral Advisor agrees not to take any action to register the Issuer under the laws of any country or political subdivision thereof as a bank, insurance company or finance company.

4.	The Collateral Advisor agrees not to hold the Issuer out as a bank, insurance company or finance company for purposes of (i) any tax, securities law or other filing or submission made to any governmental authority, (ii) any application made to a rating agency or (iii) qualification for any exemption from tax, securities law or any other legal requirements.

5.	The Collateral Advisor agrees not to cause the Issuer to hold itself out to the public as a bank, insurance company or finance company.

6.	The Collateral Advisor agrees not to cause the Issuer to hold itself out to the public, through advertising or otherwise, as originating loans, lending funds or making a market in loans or other assets.

7.	The Collateral Advisor agrees not to cause the Issuer to acquire a Collateral Debt Security unless it (or, if it is a certificate of beneficial interest in an entity that is treated as a grantor trust or a partnership and not as a REMIC or FASIT for U.S. Federal tax purposes, each of the debt instruments or securities held by such entity) is described in at least one of the following four clauses:

(i)	it was issued pursuant to an effective registration statement under the Securities Act of 1933, as amended, in a firm commitment underwriting for which neither the Collateral Advisor nor an Affiliate thereof served as underwriter;

(ii)

it was not purchased by the Issuer (or by the Collateral Advisor) in any of the following manners (a) directly from its issuer or from a person that has not purchased and funded such Collateral Debt Security for its own account, (b) pursuant to a legally binding agreement made before the issuance of the security or (c) from any Affiliate of the Collateral Advisor or any account or fund managed or controlled by the Collateral Advisor or any of its Affiliates, unless such Affiliate, account or fund either (A) acquired the security in a way that would have satisfied these requirements or (B) (1) regularly acquires securities of the same type for its own account, (2) could have held the security for its own account consistent with its policies (such policies requiring arm’s-length transactions involving market prices), (3) did not identify the security as intended for sale to the Issuer (or the Collateral Advisor) within 90 days of its issuance and (4) held the security for at least 90 days;

(iii)	it is a privately placed security eligible for resale under Rule 144A or Regulation S under the Securities Act of 1933, as amended, and

(a)	it was originally issued pursuant to an offering memorandum, private placement memorandum or similar offering document;

(b)	the Issuer, the Collateral Advisor and the Affiliates of the Collateral Advisor and accounts and funds managed or controlled by the Collateral Advisor or any of its Affiliates either (1) did not at original issuance acquire 50% or more of the aggregate principal amount of any class of securities offered by the issuer of the Collateral Debt Security in the offering and any related offering or (2) if the Issuer, the Collateral Advisor and the Affiliates of the Collateral Advisor and accounts and funds managed or controlled by the Collateral Advisor or any of its Affiliates acquire 50% or more of the aggregate principal amount of any class of securities, did not at original issuance acquire 33% or more of the aggregate principal amount of all classes of securities offered by the issuer of the Collateral Debt Security in the offering and any related offering; provided in each case that any acquisition by an Affiliate of the Collateral Advisor that is not a direct or indirect subsidiary of the Collateral Advisor or any account or fund managed by an Affiliate of the Collateral Advisor that is not a direct or indirect subsidiary of the Collateral Advisor shall be included only if the Collateral Advisor or any of its employees or agents knew or had reason to know of such acquisition; and

(c)

the Issuer, the Collateral Advisor and any Affiliate of the Collateral Advisor did not participate in negotiating or structuring the terms of the Collateral Debt Security, except (1) to the extent such participation consisted of an election by the Issuer, the Collateral Advisor or an Affiliate of the Collateral Advisor to tranche the subordinate classes of securities of an issue in the form of one of the structuring options offered by the issuer of the securities or (2) for the purposes of (i) commenting on offering documents to an unrelated underwriter or placement agent where the ability to comment on such documents was generally available to investors, (ii) due diligence of the kind customarily performed by investors in securities, provided that granting or withholding consent, after the date the Issuer has acquired such security, to any amendments or other modifications of its terms shall not be deemed to be participating in the negotiation or structuring of the terms of such security or (iii) service by the Collateral Advisor or any Affiliate of the Collateral Advisor solely as the Collateral Advisor of its issuer, provided that to the extent the Collateral Advisor or any Affiliate of the Collateral Advisor either directly or indirectly through an investment bank, is the issuer of the Collateral Debt Security, the Collateral Advisor or any Affiliate of the Collateral Advisor may in addition participate in negotiating or structuring the terms of such security on behalf of such issuer; provided further that any participation in negotiating or structuring by any Affiliate of the Collateral Advisor that is not a direct or indirect subsidiary of the Collateral Advisor shall be included only if the Collateral Advisor or any of its employees or agents knew or had reason to know of such participation; or

(iv)	it is the sole material obligation of a repackaging vehicle formed and operated exclusively to hold a single Collateral Debt Security described in at least one of clauses (i), (ii) or (iii), which vehicle may also hold a derivative financial instrument or guarantee designed solely to offset one or more terms of such Collateral Debt Security.

8.	The Collateral Advisor agrees not to cause the Issuer to acquire a Collateral Debt Security issued by an entity that is classified for U.S. Federal income tax purposes as a partnership or a grantor trust or other pass-through entity, unless (i) the offering documents with respect to such asset state that (a) such asset will be treated as debt for U.S. Federal income tax purposes (b) such entity is a regular interest in a REMIC or FASIT for U.S. Federal income tax purposes or (c) such entity is not engaged, or deemed to be engaged, in the conduct of a trade or business in the United States for U.S. Federal income tax purposes, or (ii) based on offering documents with respect to the asset or on advice of nationally recognized tax counsel, the purchase of such asset will not cause the Issuer to be engaged, or deemed to be engaged, in a trade or business within the United States for U.S. Federal income tax purposes or otherwise to be subject to U.S. Federal income tax on a net basis. The Collateral Advisor may rely on offering documents unless it actually knows that there has been a material change in the relevant terms of the obligation prior to the acquisition of an obligation such that the offering documents relied on do not accurately describe such terms.

9.	The Collateral Advisor agrees not to cause the Issuer to acquire a Collateral Debt Security if the disposition of such security will be subject to U.S. Federal income or withholding tax under Section 897 or Section 1445 of the Code and the Treasury Regulations promulgated thereunder.

10.

Notwithstanding these Investment Guidelines, the Issuer (or the Collateral Advisor on behalf of the Issuer) may cause the Issuer to engage in any activity (or make an acquisition) if the Issuer (or the Collateral Advisor on behalf of the Issuer) has received advice from nationally recognized tax counsel to the effect that the Issuer will not (x) be treated as engaged in a U.S. trade or business for U.S. Federal income tax purposes as a result of the acquisition (including the manner of acquisition), ownership, enforcement and disposition of a Collateral Debt Security (or as a result of the Collateral Advisor causing the Issuer to engage in any activity) or (y) upon the disposition of such Collateral Debt Security (or as a result of the Collateral Advisor causing the Issuer to engage in any activity), be subject to U.S. Federal income or withholding tax under Section 897 or Section 1445 of the Code and the Treasury Regulations promulgated thereunder on any gain realized on such disposition (or as a result of such activity).

11.	The Collateral Advisor agrees not to acquire or enter into for or on behalf of the Issuer a synthetic security (including any issuer credit swaps or structured investment that includes derivatives that do not constitute debt for U.S. Federal income tax purposes).

EXHIBIT B

Document Delivery Responsibilities of the Issuer to be performed by or at the direction of the Collateral Advisor on behalf of the Issuer:

1.	Certificates and demands required to be delivered by the Co-Issuers upon the satisfaction and discharge of the Indenture pursuant to Section 4.1.

2.	Rule 144A Information delivered by Issuer pursuant to Section 7.14.

3.	Officer’s certificate delivered by Issuer pursuant to Section 7.17(b).

4.	List of Collateral Debt Securities and Equity Securities delivered by Issuer pursuant to Section 7.17(c).

5.	Notice delivered by Issuer pursuant to the second sentence of Section 7.16.

6.	Reserved.

7.	Evidence delivered by Issuer pursuant to Section 9.2(a).

8.	Certificate delivered by Issuer pursuant to the fourth sentence of Section 10.2(e) permitting the retention of non-Cash proceeds which constitute Collateral Debt Securities or Eligible Investments.

9.	Report delivered by Issuer pursuant to the third paragraph following Section 10.7(a)(27) beginning with the words, “In addition to the Monthly Report.”

10.	Report delivered by Issuer pursuant to the third paragraph following Section 10.7(b)(11) beginning with the words, “In addition to the Note Valuation Report.”

11.	Issuer Order delivered by Issuer pursuant to Section 10.8(a) in connection with the disposition of a security and the release from the lien of the Indenture.

12.	Issuer Order delivered by Issuer pursuant to Section 10.8(e) in connection with the release of the Collateral from the lien of the Indenture.

13.	Certificate delivered by Issuer pursuant to Section 12.1(c)(ii)(x).

14.	Certificates delivered by Issuer pursuant to Section 12.3(b)(i) and (ii).

15.	Duplicate copies of all required delivery obligations delivered by Issuer pursuant to Section 15.4(c).

16.	Qualified Bidder List

17.	Reserved.

18.	Written directions to cause holders of Securities to transfer their Securities if they are ineligible to hold Securities pursuant Section 2.4(c) of the Indenture and Section 2.10 of the Preference Share Paying Agency Agreement.

19.	Issuer Orders